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                                                                   Exhibit 10.25
                          LEASE TERMINATION AGREEMENT

     THIS LEASE TERMINATION AGREEMENT (this "Agreement") is made and entered into by and between WILDERNESS PLACE, LTD., a Colorado limited partnership ("Landlord") and XENOMETRIX, INC., a Delaware corporation ("Xenometrix").

                                    Recitals

     A. Landlord and Xenometrix entered into an Industrial Real Estate Lease (the "Xenometrix Lease"), dated January 8, 1993, with respect to certain premises (the "Property") located at 2860 Wilderness Place, Boulder, Colorado (the "Project").

     B. NeXstar Pharmaceuticals, Inc., a Delaware corporation ("NeXstar") is another tenant of Landlord which currently occupies all of the Project except the Property. NeXstar has approached Xenometrix and Landlord with a request that NeXstar be permitted to take over the Property from Xenometrix.

     C. Xenometrix and Landlord enter into this agreement to set forth the terms and conditions upon which they will agree to terminate the Xenometrix Lease in order to permit NeXstar to take over the Property.

     D. The consideration for this Agreement is the mutual promises and warranties set forth in this Agreement, the New NeXstar Lease (as defined below) and the Takeover Agreement (as defined below).


                                   Agreement

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Xenometrix hereby agree as follows:

     1. Landlord's Representation and Warranty. Landlord represents and warrants to Xenometrix that (a) Landlord is the sole owner of the Property and the lessor's interest in the Xenometrix Lease, and (b) the Xenometrix Lease is not now the subject of any assignment, for security or otherwise, to a mortgagee or other third party, except an assignment for security to the lender holding a first priority deed of trust on the Project (the "First Mortgagee").

     2. Effective Date. The "Effective Date" shall mean the date of the occurrence of the last of the four Conditions, as hereinafter defined.





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     3. Conditions.  The "Conditions" shall mean all of the following:

     (a) New Space. Xenometrix enters into a lease or other arrangement for space to replace the Property ("New Space"), in form and substance satisfactory to Xenometrix in its sole discretion.

     (b) New Property Lease. Landlord and NeXstar enter into a lease for the Property (the "New NeXstar Lease"), in form and substance satisfactory to Landlord in its sole discretion.

     (c) Xenometrix Agreement. Xenometrix and NeXstar enter into an agreement regarding the terms and conditions for the take over of the Property (the "Takeover Agreement"), in form and substance satisfactory to Xenometrix in its sole discretion.

     (d) Consent of First Mortgagee. Landlord obtains the First Mortgagee's consent to this Agreement.

     4. Notice of Satisfaction of Conditions.   Xenometrix shall give notice to
Landlord of the occurrence of each of the Conditions described in Section 3(a) and Section 3(c), within three business days after such occurrence. Landlord shall give notice to Xenometrix of the occurrence of each of the Conditions described in Section 3(b) and Section 3(d), within three business days after such occurrence. Xenometrix and Landlord each shall keep the other reasonably informed with respect to progress towards the satisfaction of the Conditions and notify the other if it appears that any of the Conditions will not be satisfied, but neither party shall have any liability to the other with respect to the frequency or adequacy of such information.

     5. Termination of this Agreement. If all of the Conditions do not occur on or prior to July 31, 1996, then the Xenometrix Lease shall continue in full force and effect and this Agreement shall be null and void.

     6. Termination of Xenometrix Lease. If all of the Conditions occur on or prior to July 31, 1996, then this Agreement shall continue in full force and effect and the Xenometrix Lease (including, without limitation, all rights of first refusal and rights to extend the term contained therein) shall be terminated as of the Termination Date, as hereinafter defined .

     7. Termination Date. The "Termination Date" shall mean the date designated as such in a notice given by Xenometrix to Landlord, which notice shall be given no more than 120 days after the Effective Date and no less than five days prior to the Termination Date. The Termination Date shall be no later than November 15, 1996. Prior to the Termination Date, the Xenometrix Lease shall remain in full force and effect, unmodified except as expressly provided in this Agreement.


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     8. Progress Notices.  The parties anticipate that the Termination Date will be September 15, 1996; however, the date designated pursuant to Section 7 hereof shall be the actual Termination Date. From and after the Effective Date, upon the request of Landlord, Xenometrix agrees to give to Landlord periodic reports on the progress of construction of the New Space in order that Landlord will have a better idea of the likely timing of the Termination Date, but Xenometrix shall have no liability to Landlord with respect to the timeliness or adequacy of such information.

     9. Surrender; Removal of Xenometrix Property. After the Effective Date and on or prior to the Termination Date, Xenometrix shall vacate the Property and surrender the Property to Landlord, broom clean and in the condition existing on the date of this Agreement except for ordinary wear and tear to the Termination Date. Landlord shall not require Xenometrix to remove any alterations, additions or improvements (whether or not made with Landlord's consent) made prior to the date hereof. All alterations, additions and improvements not removed by Xenometrix on or prior to the Termination Date shall become Landlord's property. Xenometrix shall have the right to remove from the Property (a) all of its machinery, equipment and furnishings, and (b) all of the fixtures described on Exhibit A attached hereto. Xenometrix shall repair, at Xenometrix' expense, any damage to the Property caused by the removal of any such machinery, equipment, furnishings and fixtures. Notwithstanding the preceding sentence, Xenometrix shall not be obligated to repair any portion of the Property which is intended to be renovated pursuant to the terms of the New NeXstar Lease. This Section 9 shall supersede any conflicting provisions of the Xenometrix Lease.

     10. Environmental Condition. On or before the Termination Date, Xenometrix shall (a) properly remove from the Property all biological and radioactive materials which Xenometrix brought onto the Property and any other environmentally hazardous materials which Xenometrix brought onto the Property, and (b) leave the Property free from any biological or radiological or other contamination caused by Xenometrix. Xenometrix shall indemnify and hold Landlord harmless from any loss, cost, claim or expense, including, without limitation, attorneys fees, arising out of the failure to do so. Landlord shall have the right to enforce the covenant and indemnity in this Section 10 following the Termination Date, but only to the extent it makes a claim, which identifies a specific environmental problem arising out of the violation by Xenometrix of the first sentence of this Section 10, prior to the earlier of the date which is 60 days after the Termination Date or the date on which NeXstar begins to conduct any of its business operations at the Property.
Prior to the Termination Date, Xenometrix will cause an environmental inspection to be done for the Property, in accordance with the proposal set forth on Exhibit B attached hereto. The cost of such audit shall be paid for by Xenometrix. Xenometrix will deliver the results of such audit to Landlord within five (5) days after Xenometrix' receipt thereof.

     11. Proration of Rent. Xenometrix shall be liable for rent under the Xenometrix Lease, including without limitation Base Rent and other charges payable under Article 4 of the Xenometrix Lease, to and including the Termination Date, but not thereafter. Within ten days


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

after the Termination Date, Landlord shall refund to Xenometrix any rent paid in advance attributable to the period after the Termination Date. To the extent any rent is based on estimates and the actual amount payable under the Xenometrix Lease cannot be determined until after the Termination Date, (a) the proration in the preceding sentence shall be made based upon such estimate; (b) Landlord shall calculate the actual amounts payable by Xenometrix and furnish to Xenometrix a copy of such calculation as soon as such actual amounts can be determined; (c) Xenometrix shall remain liable for and shall pay to Landlord within ten days after invoice any amount not previously paid on account of such rent; and (d) Landlord shall remain liable for and shall repay to Xenometrix within ten days after such actual amounts are determined, any amount previously paid by Xenometrix in excess of the actual amounts payable by Xenometrix.

     12. Takeover Agreement. Notwithstanding any provision of the Xenometrix Lease to the contrary, Landlord shall have no right to any sums payable by NeXstar to Xenometrix under the Takeover Agreement or otherwise with respect to the Property.

     13. Release. The following release shall be effective as of midnight on the Termination Date:

      Except with respect to the repair obligation in Section 9 of this Agreement, the obligations of Xenometrix in Section 10 of this Agreement and the payment obligations of Xenometrix in Section 11 of this Agreement, Landlord, for itself and for its agents, partners, predecessors, successors, assigns, affiliates, and related entities, hereby fully and finally releases, and forever discharges, Xenometrix and its employees, agents, attorneys, officers, directors, shareholders, representatives, predecessors, successors, affiliates, assigns and related entities (collectively, the "Released Parties") from each and every cause of action, claim, contract, loss of every kind and nature whatsoever, now existing or hereafter occurring, known and unknown, at law and in equity, which Landlord may have against the Released Parties or any of them, including but not limited to any claims and obligations arising directly or indirectly out of the Xenometrix Lease or the Property.

     14. Consent. Landlord shall use its best efforts to obtain the First Mortgagee's consent to this Agreement.

     15. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed given when a copy thereof is actually delivered, by hand, by commercial courier, by successful facsimile transmission, or by certified or registered mail, return receipt requested, to the parties at the following address:







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     a.   If to Landlord:

          Wilderness Place, Ltd.
          2101 31st Street
          Denver, Colorado  80216
          Fax No. (303) 292-4853

     b.   If to Xenometrix:

          Xenometrix, Inc.
          2860 Wilderness Place
          Boulder, Colorado  80301
          Attention:  Ronald Hendrick
          Fax No. (303) 447-1758

or at such other address as any party shall request by a notice given pursuant to this Section.

     16. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior negotiations, understandings, offers, correspondence, stipulations, and agreements (except the Xenometrix Lease), all of which are incorporated herein and are hereby rendered null and void.

     17. Amendment. This Agreement may not be amended or modified except by written instrument executed by both Landlord and Xenometrix.

     18. Confidentiality. Neither party shall make any public release or disclosure of this Agreement or information relating to the transaction contemplated hereunder without the prior written approval of the other party, except that each party may make any disclosures required by applicable law, including U.S. securities laws.

     19. Binding Effect. The terms and conditions contained in this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties.

     20. Governing Law. The law of the State of Colorado will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     21. Warranty of Authority. The undersigned warrant and represent that they are authorized to execute this Agreement.

     22. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit,


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characterize or in any way affect any provision of this
Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

     23. Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party but all such counterparts taken together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.


                                    LANDLORD:

                                    WILDERNESS PLACE, LTD., a Colorado limited partnership


                                    By: Woods Two Venture Group, Ltd.,
                                        a Colorado Limited Partnership,
                                        General Partner

                                    By: The Charles P. Woods Corporation,
                                        a Colorado Corporation, General Partner


                                    By: /s/ Charles Woods
                                        ----------------------------
                                        Charles Woods
                                        Title: President


                                    XENOMETRIX:

                                    XENOMETRIX, INC., a Delaware corporation


                                    By: /s/ Ronald L. Hendrick
                                        ----------------------------
                                        Ronald L. Hendrick
                                        Title: V.P. & C.F.O.


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


                                   Exhibit A
                                       to
                             Termination Agreement

              Xenometrix Fixtures to be Removed from the Property




DESCRIPTION                                QUANTITY  LOCATION(S)
Scott paper towel dispenser                   10        varied
Dual skullery sink                            1         mfg.
Barnstead H2O purifier                        1         mfg.
Premier phone system                          1         comm.
Premier phones                                26        varied
GE 22V switch                                 2         mfg.
Chain link fence                              all       varied
Artic cold room                               1         receiving
Dual stainless sink & fixtures                4         varied
Fume hoods                                    4         varied
Blowers                                       2         interstitial
Sanifresh soap dispenser                      7         varied
Regency security system                       1         comm.
Haws eye wash station                         2         lab
Elkay drinking fountain                       1         lab
Single stainless sink with fixtures           3         lab
Book shelves                                  1         library
Shelving attached                             all       varied
Fire extinguishers                            4         varied
HEPA filters ceiling grid type                2         tissue culture
10" stainless dual sinks w/fixtures           1         glassware
Casework                                      all       varied
Cubicle panels                                all       varied

                                   Exhibit B
                                       to
                             Termination Agreement

                         (Environmental Audit Proposal)

                                 (See Attached)

                              [STOLLER LETTERHEAD]

June 10, 1996

Mr. Reed Farr
Facilities Manager/Purchasing
Xenometrix
2860 Wilderness Place
Boulder, CO 80301

Subject: Proposal for Exit Audit

Dear Reed,

Stoller is pleased to submit this proposal for conducting an exit audit at your facility located at 2860 Wilderness Place, as you requested last week, for the fixed price cost of $1,250. Stoller has auditors experienced in conducting various types of environmental assessments, audits and inspections.

The scope of work will include performing an environmental due-diligence assessment at the Xenometrix facility located at 2860 Wilderness Place in Boulder. The purpose will be to provide an audit package for your landlord to review to ensure that there are no environmental issues associated with your occupancy of the building. The assessment will include the following elements:

o Site Reconnaissance: a physical site walk-through to identify possible environmental hazards. Also includes interviews with facility managers and employees to determine environmental management practices.

o Records review to ensure compliance with applicable environmental permits and recordkeeping requirements.

o Observation of Xenometrix final close-out sampling of the facility. Additionally, Stoller personnel will obtain quality assurance swipe samples. We assume that Xenometrix can provide analysis of the swipe sampling media. If Xenometrix requests that a third party complete the analysis, these charges will be passed directly on to Xenometrix with no Stoller mark-up. The fixed price quote does not include analysis of swipe samples taken by Stoller personnel.

o    Final Written Report: provides analysis pertaining to environmental risk.


Ms. Denise Gelston, Stoller's Manager of Air Programs, will serve as Stoller's project manager and auditor. Other Stoller personnel are available to provide additional support as necessary.

We are available to start work immediately upon receiving your authorization. We will provide


                                     B-2
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you with an assessment report one week after conducting the site visit.

We're looking forward to working with Xenometrix on this project. If you have any questions, feel free to call me at 546-4381.

Sincerely,


/s/ Denise Gelston
- -------------------
Denise Gelston
Manager, Air Programs


cc:  Susan Serreze
     Jim Moran



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